EXHIBIT 5

GODFREY & KAHN, S.C.
ATTORNEYS AT LAW
780 North Water Street
Milwaukee, Wisconsin 53202
Phone: (414) 273-3500 Fax: (414) 273-5198

June 13, 2001

Catalyst International, Inc.
8989 North Deerwood Drive
Milwaukee, Wisconsin 53223

Ladies and Gentlemen:

        We have acted as your counsel in connection with the preparation of the Registration Statement on Form S-8 (the "Registration Statement") to be filed with the Securities and Exchange Commission relating to the offer and sale by you of up to 1,500,000 shares of Common Stock, $0.10 par value per share (the "Shares"), of Catalyst International, Inc., a Delaware corporation (the "Company"), 1,000,000 of which Shares are issuable pursuant to the Catalyst International, Inc. 2001 Stock Option Plan (the "U.S. Plan") and 500,000 of which Shares are issuable pursuant to the Catalyst International, Inc. U.K. Approved Company Share Option Scheme (the "U.K. Plan").

        We have examined: (a) the U.S. Plan, the U.S. Plan's prospectus, the U.K. Plan, the U.K. Plan's prospectus and the Registration Statement, (b) the Company's Amended and Restated Certificate of Incorporation and Amended and Restated By-Laws, (c) certain resolutions of the Company's Board of Directors, and (d) such other proceedings, documents and records as we have deemed necessary to enable us to render this opinion.

        Based upon the foregoing, we are of the opinion that the Shares are duly authorized for issuance and, when issued and paid for in accordance with the U.S. Plan or U.K. Plan, as applicable, will be validly issued, fully paid and, subject to Section 180.0622(2)(b) of the Wisconsin Statutes, nonassessable.

        Section 180.0622(2)(b) of the Wisconsin Statutes provides that shareholders of a corporation may be assessed up to the par value of their shares to satisfy the obligations of such corporation to its employees for services rendered, but not exceeding six months service in the case of any individual employee. Certain Wisconsin courts have interpreted "par value" to mean the full amount paid by the purchaser of shares upon issuance thereof. The Supreme Court of the State of Wisconsin has interpreted the substantially similar predecessor to Section 180.0622(2)(b) of the Wisconsin Statutes to apply to foreign corporations licensed to do business in Wisconsin.

        The foregoing opinion is limited to the laws of the State of Wisconsin and the General Corporation Law of the State of Delaware.

        We consent to the use of this opinion as an exhibit to the Registration Statement. In giving this consent, however, we do not admit that we are "experts" within the meaning of Section 11 of the Securities Act of 1933, as amended, or within the category of persons whose consent is required by Section 7 of said Act.

Very truly yours,

/s/ Godfrey & Kahn, S.C.

GODFREY & KAHN, S.C.